Delaware

The First State

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "SOW GOOD INVESTMENTS, LLC", FILED IN THIS OFFICE ON THE FIFTH DAY OF APRIL, A.D. 2023, AT 3:20 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

7392246 8100
SR# 20231312466

Authentication: 203094660
Date: 04-06-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF FORMATION

OF

SOW GOOD INVESTMENTS, LLC

This Certificate of Formation of Sow Good Investments, LLC (the “Company”) is being duly executed and signed by the undersigned authorized person pursuant to Section 18-204 of the Delaware Limited Liability Company Act (the “Act”). The undersigned hereby certifies as follows:

1.The name of the limited liability company is “Sow Good Investments, LLC”.

2.The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808, and the name of its registered agent at such address upon whom process against the Company may be served is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned, an authorized person on behalf of the Company, has executed this Certificate of Formation as of March __, 2023.

By: /s/ Michael Rauenhorst

Name: Michael Rauenhorst

Title: Authorized Person